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Exhibit No. 23.02

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

        As independent oil and gas consultants, Ryder Scott Company, L.P. hereby consents to the reference of our firm in the Form 10-K of Equitable Resources, Inc. to the Securities and Exchange Commission as of December 31, 2002. Ryder Scott Company, L.P. also consents to reference in regard to certain reserve information of Equitable Production Company, a subsidiary of Equitable Resources, Inc., as reviewed and documented in our letter of January 10, 2003 entitled "Estimated Net Remaining Reserves Attributable to Certain Properties of Equitable Production Company as of December 31, 2002".

/s/ RYDER SCOTT COMPANY, L.P. RYDER SCOTT COMPANY, L.P.
February 18, 2003 Houston, Texas

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  Exhibit No. 23.02
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS